EXHIBIT 99.2

[GENCORP LOGO]

News Release

Investor Contact:	Yasmin Seyal
senior vice president & chief financial officer
916-351-8585

Press Contact:	Linda Beech Cutler
vice president, corporate communications
916-351-8650

For Immediate Release

GenCorp Announces $100 Million Offering of
Contingent Convertible Subordinated Notes Due 2024

SACRAMENTO, Calif.,— January 13, 2004 — GenCorp Inc. (NYSE: GY) announced today that it has agreed to sell $100 million aggregate principal amount of its contingent convertible fixed rate subordinated notes due 2024 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). An initial purchaser will also have an option to purchase up to an additional $25 million of notes. The private placement is expected to close on January 16, 2004.

The notes will be convertible into shares of the Company’s common stock upon the happening of certain events at a conversion price of $15.43 per share, representing a conversion premium of 45% to yesterday’s closing sale price. This conversion price is equivalent to a conversion rate of approximately 64.8088 shares per $1,000 principal amount of the notes. Interest will accrue on the notes at a rate of 4% per annum.

The Company intends to use the proceeds from the private placement to repay outstanding indebtedness under its revolving credit facility, to prepay the payments that would otherwise be required in 2004 under its Term Loan A and for general corporate purposes.

-more-

These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The statements in this press release regarding the timing of the proposed offering and any other future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities proposed to be offered.

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